Services Agreement

This services agreement (this “Agreement”) dated as of November 14, 2012 (“Effective Date”) is entered into by and between Cogo Group, Inc. (“Party A”), a limited liability company registered in the Cayman Islands, whose registered address is at Abacus Management Limited, Ground Floor, Elizabethan Square, George Town, P.O. Box 2499, Grand Cayman, KY1-1104, Cayman Islands; and Envision Global Group (“Party B”), a limited liability company registered in the Cayman Islands, whose registered address is at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, KY1-1112, Cayman Islands; together, (the “Parties”).

Whereas:

(1) The Parties are registered in the Cayman Islands with operating subsidiaries and affiliated business entities in Hong Kong and China;

(2) The Parties entered into a Sale and Purchase Agreement (the “Purchase Agreement”), dated October 23, 2012, which provides, among other things, for the purchase by Party B of certain of Party A’s indirect subsidiaries (“Target Group”), as defined in the Purchase Agreement);

(3) Upon Completion of the transaction (as defined in the Purchase Agreement), the indirect subsidiaries purchased by Party B shall operate independently from Party A and any and all of its direct or indirect subsidiaries; and

(4) The Parties agreed that after Completion, the Party A shall continue to provide, non- exclusively, to the Target Group the Services and Supplies as defined in this Agreement, in accordance with the policy and fee schedule set by the provider of the Services on a commercially reasonable and arm’s length basis. Party A in its capacity as the relevant provider of the Services and Supplies has the absolute discretion to change the terms and conditions relating to the provision of the Services and Supplies at any time.

(5) all the capitalized terms used in this Agreement, unless context otherwise requires have the same meaning as those in the Purchase Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1.	Basic Principles

1.1.	The Parties agreed that the Services provided will be in accordance with best commercial practices, reasonably priced and in line with the normal market price of the service.

1.2.	Services provided by the Party A are mutually non-exclusive to the Parties. Party B has the right to engage a third party to obtain similar services. Party A may stop providing Services to Party B by providing a one month advanced notice.

2.	Payment and Expense Allocation Principles

2.1.	Party A shall be fully responsible for the third party agreements entered into by either Party A’s Group or Target Group prior to the Completion, including but not limited to fulfilling payment obligations, receiving all of the profit from such agreements and providing logistics, warehousing, accounting service, customer service, human resource service and IT services to Target Group. Party A shall reimburse Target Group any and all expenses incurred arising out of such agreements after Completion. Upon Completion, Party B and Target Group shall be responsible for payment of its use of Services and Supplies including but not limited to Services and Supplies provided by such third parties in accordance with the terms and conditions of this Agreement.

2.2.	Party A shall keep strictly confidential any and all Services and Supplies it provides to the Target Group and shall never disclose information of the Services and Supplies, Party B or the Target Group to any third party without the authorization of Party B, except as required by applicable law.

2.3.	The Parties shall at or before the 10th day of second month following the end of each fiscal quarter review the fees for the Services in accordance with changes of market prices of comparable services.

3.	Services & Supplies

3.1.	Party A shall provide Services and Supplies to Party B and Target Group in accordance to this Agreement and its Exhibits.

3.2.	Services Party A shall provide to Target Group includes logistics, warehousing, accounting service, customer service, human resource service and IT services to Target Group.

3.3.	Party B may request Party A to provide services and supplies in addition to the Services and Supplies described in this Agreement, should Party A have the resources, capacity and facilities to provide such services and supplies. Party A shall use its best efforts to provide such Services as it is able to reasonably provide, for such additional consideration as the Parties shall agree. The Parties shall enter supplementary agreements to this Agreement to set out the responsibilities and duties of the Parties. Such supplementary agreements shall be an integral part of this Agreement and shall have the same force.

4.	Party B’s Payment Duty

4.1.	Party A shall, on or before the 8th day of each month, provide Party B with a commercial invoice with breakdown of the Services and fees provided to Target Group the previous month and Party B shall provide payment to Party A on or before the 15th day of the invoice month.

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4.2.	If the Parties have not agreed on a payment date of any particular service, Party B shall pay Party A on or before the 15th day of the following month of the such service.

4.3.	Payment shall be made in Renminbi (Chinese National Yuan) or Hong Kong Dollars.

4.4.	Fees of Services and Supplies shall be determined in accordance with this Section 4 and shall remain unchanged quarterly unless otherwise agreed by the Parties, save for below conditions:

4.4.1.	Should a national price of a service or supply be canceled, the Parties shall jointly determine a new price in accordance with industry norm of similar service or supply and shall take effect from the day of the cancelation of such national price.

4.4.2.	Should the national price of a service or supply be updated, the Parties shall apply the new price from the day of the update of such national price.

4.4.3.	Should a service or supply be without a national price at the date of this Agreement be established a national price, the Parties shall apply the new price in accordance with the national guidance and shall take effect from the day of the establishment of such national price.

4.4.4.	The Parties shall adjust the prices of the Services or Supplies according to market conditions upon mutual agreement.

4.5.	The Services or Supplies Fees shall be fair, just and reasonable. Party A shall not use its advantage or status to force Party B to accept any fees in violation of the afore-mentioned principles.

4.6.	Fees shall be payable for all of the following services schedule

4.6.1.	Logistics, Warehousing and Transportation

Scope includes:

•	warehousing (rental, security and utilities)

•	logistics relating to goods logistics relating to goods reaching Party A’s warehouse from the supplier)

•	outgoing goods (logistics to send goods to customers, including

•	warehouse human resources, goods management, local transportation and special operation costs, etc.)

4.6.2.	Accounting Services

Scope includes:

•	Low-level data entry for inventory’s stocking, selling and storing into Party A’s ERP system as authorized by Party B.

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Provided that Party A has the capacity, it shall allocate members of its professional accounting staff to handle accounting work required by Party B. The costs of providing such accounting staff to Party B shall include wages and bonuses, employee insurance, employee benefits, and rental expense and utilities allocated to such staff, depreciation of fixed assets, audit fees etc.

4.6.3.	Customer Service

Scope includes:

•	Procurement and sales support services as authorized by Party B, such as communication with suppliers for and on behalf of Party B before and after procurement of goods and before and after sales communication with customers for and on behalf of Party B. Provided that Party A has the capacity, it shall allocate members of its professional customer service staff to provide customer service work required by Party B. The costs of providing such customer service staff to Party B shall include wages and bonuses, employee insurance, employee benefits, and his/her rental expense and utilities allocated to such staff, depreciation of fixed assets, etc.

4.6.4.	Administration and Miscellaneous Services

Scope includes:

•	Party A shall provide Party B with a suitable working environment and other administrative services, including but not limited to travel booking/ support, office supplies and other administrative support. Party B shall be responsible for the fees incurred by its staff’s usage of rental spaces leased by Party A, including but not limited to rental fees, property management, utilities, internet, office supplies, office facility supplies fees, vehicle and other administrative costs. The costs of providing such Administrative staff to Party B include wages and bonuses, employee insurance, employee benefits, and his/her rental expense and utilities allocated to such staff, depreciation of fixed assets, etc.

4.6.5.	IT Services

Scope includes:

•	ERP system services, network services, desktop support, information security service, business support services, etc. The costs of providing such Services include IT staff costs include wages and bonuses, employee insurance, employee benefits, and his/her rental expense and utilities allocated to such staff, depreciation of fixed assets, etc.

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4.6.6.	Human Resources Services

Scope includes:

•	Human Resources total solution services include recruitment, personnel evaluation, profiling, drafting labor contracts, credential verification, job transfer (~I~T), health plan scheme, etc.); financial outsourcing includes payroll services, income tax filing, expense claims, social security, etc.; Human Resources Legal Services including labour law consultation, enterprise labor contract, human resources guideline, industrial standard confidentiality agreement, labor dispute arbitration, employee handbook establishment and review; foreign employee services including foreign employee administrative support, payroll and insurance management, application of PRC Travel Permit for Visiting Hong Kong and Macao, etc. The costs of providing such Services include wages and bonuses, employee insurance, employee benefits, and his/her rental expense and utilities allocated to such staff, depreciation of fixed assets, training, recruitment and arbitration fees.

4.7.	Fee schedules

Principle: Party A charges Party B in accordance to Party A’s acceptance of market fees charged by unrelated third party.

I) Payment according to usage

This payment scheme applies to Logistics, warehousing and transportation services

A: Fee schedule for Party A to deliver goods to Party B’s designated custerm (HK warehouse)

	Regular	Urgent	Inner box operation	Urgent with inner box operation
Each Delivery Slip	HK$250	HK$400	HK$400	HK$600
Each Box	HK$6	HK$12	HK$12	HK$20

B: Fee schedule for Party B’s customer to collect goods at Party A’s designated location (HK warehouse)

	Regular	Urgent	Inner box operation	Urgent with inner box operation
Each Delivery Slip	HK$125	HK$200	HK$200	HK$300
Each Box	HK$6	HK$12	HK$12	HK$20

C: Fee schedule for Party A to deliver goods to Party B’s designated customer (PRC warehouse)

	Regular	Urgent	Inner box operation	Urgent with inner box operation
Each Delivery Slip	CNYY200	CNY Y320	CNYY320	CNYY480
Each Box	CNYY5	CNY Y10	CNYY10	CNYY15

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D: Fee schedule for Party B’s customer to collect goods at Party A’s designated location (PRC warehouse)

	Regular	Urgent	Inner box operation	Urgent with inner box operation
Each Delivery Slip	CNYY100	CNY Y160	CNYY160	CNYY240
Each Box	CNYY5	CNY Y10	CNYY10	CNYY15

II) Payment according to revenue generated

This payment scheme applies to Accounting services, Customer Services, Administrative services, IT servicers, Human resources services, according to below rates:

Services	% of Party B’s revenue
Accounting Staff related costs	0.4%
Customer Service staff related costs related costs	0.35%
Administrative Staff related costs	0.3%
IT Staff related costs	0.25%
HR Staff related costs	0.2%
Total:	1.5%

III) Payment according to staff used by Party B

Per month/ per head expenses (include administrative overhead costs) responsible by Party B (currency: RMB)

Location	Premises	Expense allocation per head (RMB)
Shenzhen	Skyworth Building C9F\10F\15F	2,000
Shenzhen	Skyworth Building A502	2,000
Shenzhen	Skyworth Building A1104	2,000
Shenzhen	Changyuan New Material Port, North	2,000
Shenzhen	Changyuan New Material Port, South	1,700
Shanghai	Huamin Hanzun Time Square13H	2,000
Shanghai	Yong Sheng Building M16	2,000
Beijing	Digital Building 1103	2,000
Wuhan	United International 1103, 1104	1,700
Chendu	1300, 1302	1,700
Hangzhou	Westlake International B1 suites 1301, 1302	2,000
Nanjing	Deji Building 8/F E1-E2	2,000
Xi’an	Lang Chen Building 12209	2,000
Guangzhou	Zhong Hai Nan Wan A5301	1,900
Suzhou	Ren Cai Plaza 1601	1,300

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5.	Warranties

5.1.	Party A warrants that it will provide Services and Supplies promptly and in a workmanlike manner.

5.2.	The Parties agree to fulfill their respective obligations under this Agreement; 5.2.1. Party A warrants that it shall employ sufficient staff and facilities to provide Services and Supplies to Party B.

5.2.1	Party A warrants that it shall employ sufficient staff and facilities to provide Services and Supplies to Party B.

5.2.2.	Party B warrants that it will settle payment promptly as set out in this Agreement.

5.3.	Party A shall not be responsible for its failure to perform due to Force Majeure events pursuant to Section 7. If any Services or Supplies are to be delayed or terminated by such Force Majeure event, Party A shall immediately notify the Party B in writing such a delay or termination.

5.4.	Party B shall notify Party A of any additional services or the termination of any services it required with one month advanced notice.

5.5.	Termination of certain services or supplies shall not affect other Services or Supplies provided by Party A under this Agreement.

6.	Breach

6.1.	In the event that Party A substantially breaches this Agreement, such as failure to provide Services and Supplies in accordance with this Agreement, Party B has the rights to claim any economic damage from Party A in relation to such violation.

6.2.	In the event that Party B substantially breaches this Agreement, such as failure to provide payment in accordance with this Agreement, Party A has the rights to claim any economic damage from Party A in relation to such violation.

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7.	Force Majeure

7.1.	Force Majeure in this Agreement shall means causes beyond reasonable control such as acts of God, fire, epidemics, theft, war, riot, embargoes, acts of civil or military authorities, or intervention by the federal, provincial, or local government.

7.2.	Neither party shall be responsible for its failure to perform due to causes of Force Majeure. The party affected by force-majeure circumstances shall make every effort to reduce or relieve the consequence, and shall do its utmost to fulfill the obligations possible to be executed stated in this Agreement.

7.3.	When the force majeure event ceases or disappears, the party affected by the force majeure event shall notify the other party as soon as possible and shall resume its obligations under this Agreement promptly.

8.	Termination

This Agreement shall be terminated if any one of the below events occurs:

8.1.	The bankruptcy or dissolution proceedings of either party has been initiated.

8.2.	Party B no longer requires any Services or Supplies under this Agreement.

8.3.	Party A becomes incapable of providing all of the Services and Supplies under this Agreement.

8.4.	The Parties mutually agree to terminate this Agreement.

9.	Dispute Resolution

9.1.	Both parties should agree to solve any dispute, related to or caused by this agreement or implementation of this agreement by negotiating with each other in a friendly manner.

9.2.	In the event that an agreement cannot be reached, the parties agree to submit the dispute to the Hong Kong International Arbitration Center for arbitration by one (1) arbitrator appointed in accordance with the Arbitration Rules in accordance with the UNCITRAL Arbitration Rules in force. The arbitration decision shall be final and binding for both parties. The losing party shall bear the costs of the arbitration. Any and all obligations of this Agreement not subject to the arbitration shall be fulfilled.

10.	Term

This Agreement shall commence on the Effective Date and remain in effect for one (1) year. Unless renewed or terminated earlier as provided herein, this Agreement shall be terminated one (1) year from the date of the Agreement.

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11.	Exhibits and Supplemental Agreements

All exhibits and supplemental agreements are inseparable from this Agreement, and possess the equivalent effects.

12.	Governing Law

The enforcement and interpretation of this Agreement shall be governed by the laws of Hong Kong and the Parties hereto agree to submit to the jurisdiction of the Hong Kong Courts.

13.	Other Clauses

13.1.	Issues not covered by this Agreement shall be further negotiated, and an additional agreement may be entered by the Parties. Such supplemental agreements are inseparable from this Agreement and shall have the same effects.

13.2.	This Agreement must be signed and sealed by the Parties to take effect.

13.3.	This agreement shall be executed in duplicate with one held by each Party.

<Signature Page Follows>

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IN WITNESS WHEREOF, the parties to this Agreement have executed, or caused to be executed on their behalf, this Agreement as of the date first above written.

Party A

For and on behalf of Cogo Group, Inc.

By:/s/ Andy Liu
Name: Andy Liu
Title: CFO

Party B

For and on behalf of Envision Global Group

By:/s/ Jingwei Kang
Name: Jingwei Kang
Title: Authorised Signatory

Exhibit A

Party A & its direct and indirect subsidiaries:
Beijing Comtech Ewit Electric Co., Limited
Beijing JJT Limited
Chengdu Comtech Communication Technology Company Limited
COGO Engineering Service Limited
COGO Engineering Services (Hong Kong) Limited
Cogo Engineering Services (Malaysia) Sdn. Bhd
Cogo, Inc.
Cogo Group, Inc.
Comloca Technology (Shenzhen) Company Limited
Comtech (Taiwan) Holding Limited
Comtech Broadband Corporation Limited
Comtech Broadband Technology Services (Shenzhen) Limited
Comtech Digital Technology (Hong Kong) Limited
Comtech Digital Technology (Shenzhen) Limited
Comtech Industrial (Hong Kong) Limited
Comtech Wireless Limited
Comtech Worldwide (Taiwan) Limited
Comtech Worldwide (Taiwan) Limited Taiwan Branch
Crown Hill Technology Limited
Crown Tech Investments Limited
Goldshare Holdings Limited
Gold Tech Holdings Limited
Hangzhou Mega Sky Communication Technology Company Limited
Hangzhou Soshare Technology Limited
Keen Awards Limited
Long Rise Holdings Limited
Mega Sky (Shenzhen) Limited
Mega Sky Industrial Limited
Mega Smart (Shenzhen) Limited
Mega Smart Group Limited
MDC Tech International Holdings Limited
MDC Tech Inc. Limited
Nanjing Youyingjie Communication Technology Company Limited
Prime City Electronics (HK) Limited
Reliable Group Limited
Rise Year Limited
Rye Communication Technology (Shenzhen) Co., Ltd.
Shanghai Comtech Electronic Technology Company Limited
Shanghai E&T System Company Limited
Shenzhen Comtech International Limited
Shenzhen Huameng Software Company Limited
Soshare Technology (HK) Limited
Viewtran Technology (Shenzhen) Co., Limited Viewtran Technology Limited
Wuhan Comtech Communication Technology Company Limited

Party B & its direct and indirect subsidiaries

Envision Global Group

Target Group:
Alphalink Global Limited
Comtech (China) Holding Limited
Comtech (HK) Holding Limited
Comtech Communication Technology (Hong Kong) Company Limited
Comtech International (Hong Kong) Limited
Hong Kong JJT Limited
Comtech Communication Technology (Shenzhen) Company Limited
Comtech Software Technology (Shenzhen) Company Limited
Epcot Multimedia Technology (Shenzhen) Limited